UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2011

Celera Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34116	26-2028576
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Harbor Bay Parkway

Alameda, California 94502

(Address of Principal Executive Offices)

(510) 749-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2011, Celera Corporation (the “Company”) and SKS Harbor Bay Associates, LLC (the “Landlord”) entered into a Fourth Amendment to Lease (the “Lease Amendment”), which amended certain terms of the Lease, dated September 22, 1998, as previously amended (collectively, the “Lease”), between the Company and the Landlord with respect to the Company’s office space and manufacturing facilities located at 1401 Harbor Bay Parkway, Alameda, California. Among other things, the Lease Amendment extends the term of the Lease for a period beginning on May 1, 2011 and ending on April 30, 2016. The Lease may be extended, at the Company’s option, for two additional five-year periods at rental rates to be determined as set forth in the Lease Amendment. The Lease Amendment sets the annual base rent for the premises (not including taxes or other expenses due under the Lease) at approximately $860,000 for the first year of the term, increasing to approximately $970,000 in the final year of the term, subject to the terms and conditions of the Lease. The Lease Amendment further provides that the Company has a one-time right to terminate the Lease on April 30, 2014, subject to certain conditions, including provision of advance notice and the Company’s payment of an early termination fee. The Lease Amendment also contains a right of first offer to lease certain adjacent office space.

The foregoing is only a summary of the material terms of the Lease Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Lease Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2011	CELERA CORPORATION

	By:	/s/ Scott K. Milsten
	Name:	Scott K. Milsten
	Title:	Senior Vice President, General Counsel and Secretary